Continental Building Products Reports Second Quarter 2018 Results
Herndon, Virginia, August 2, 2018. Continental Building Products, Inc. (NYSE: CBPX) (the "Company"), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the second quarter ended June 30, 2018.
Highlights of Second Quarter 2018 as Compared to Second Quarter 2017

•	Earnings per share increased 84.4% to $0.59

•	Net income increased 76.6% to $21.9 million

•	EBITDA[1] increased 21.3% to $41.4 million

•	Net sales increased 15.5% to $139.3 million

•	Gross margin increased to 29.4% compared to 25.5%

•	Operating cash flow improved 62.9% to $39.0 million

•	Deployed $7.4 million in capital investments

•	Deployed $10.0 million to repurchase 0.3 million shares of common stock
"We delivered higher earnings per share reflecting strong momentum in sales and a rigorous focus on operating discipline," stated Jay Bachmann, President and Chief Executive Officer. "We are especially pleased by our 63% improvement in operating cash flows where we converted essentially all of our EBITDA into cash. This accomplishment is reflective of our relentless focus on improving our efficient, low cost operations while we continue to combat persistent inflationary pressures."
Mr. Bachmann continued, "We improved EBITDA in the quarter by 21% against the backdrop of tightening freight and labor markets. Higher earnings also reflected our commitment to the Bison Way continuous improvement effort as all of our associates work together to streamline operations and better serve our customers. As we look forward to the balance of the year, we expect demand to remain strong, and our volumes to be in line with industry wallboard growth, which we now anticipate will be 3% to 4% which represents the high end of our previously communicated range of 2% to 4% for the full year 2018. We are encouraged by the momentum of wallboard demand in our markets, and even more so by the commitment and hard work of everyone in the Company to ensure that we deliver exceptional value to our customers."
Second Quarter 2018 Results vs. Second Quarter 2017
Net sales were up 15.5% to $139.3 million for the second quarter 2018, compared to $120.6 million in the prior year quarter, primarily due to a 11.6% increase in wallboard volumes. Wallboard sales volumes increased to 722 million square feet (MMSF), compared to 647 MMSF in the prior year quarter, attributable to strong demand in the Company's markets.
Operating income was $30.6 million, compared to $21.6 million in the prior year quarter. This increase was primarily attributable to higher net sales which more than offset an increase in input costs per unit. SG&A expense was $10.4 million compared to $9.2 million in the prior year quarter, or 7.5% of net sales compared to 7.6% in the prior year quarter.
Interest expense decreased 12.0% to $2.7 million, compared to $3.1 million in the prior year quarter, reflecting higher investment income and capitalized interest, partially offset by the rise in LIBOR.
Net income for the second quarter 2018 increased 76.6% to $21.9 million, or $0.59 per share, compared to $12.4 million, or $0.32 per share, in the prior year quarter. The $9.5 million increase in net income is primarily a result of the increase in net sales and the decrease in provision for income taxes under the new federal and state tax rates effective for 2018.

Balance Sheet and Cash Flow
As of June 30, 2018, the Company had cash on hand of $84.4 million and total outstanding borrowing under the term loan agreement of $270.2 million. During the second quarter 2018, the Company generated cash flows from operations of $39.0 million and deployed $7.4 million in capital investments.
During the second quarter 2018, the Company repurchased 0.3 million shares of its common stock under its recently expanded repurchase program for an aggregate purchase price of $10.0 million, representing 0.9% of its outstanding shares as of December 31, 2017. As of June 30, 2018, against the program, the Company has repurchased $127.9 million of common stock at an average price of $22.27 per share and had a remaining capacity of $172.1 million for future repurchases.
Forward-Looking Outlook for the Full Year 2018

•	SG&A is expected to be in the range of $39 - $40 million

•
Cost of goods sold inflation per unit compared to the prior year is expected to be in the range of 3% - 4%, down from the prior guidance of 3% - 5%, partly offset by approximately $5 million of savings from high return capital projects

•	Total capital expenditures are expected to be in the range of $29 - $33 million as compared to the prior guidance of $30 - $35 million

◦	Maintenance capital spending is expected to be in the range of $14 - $15 million as compared to the prior guidance of $15 million

◦	High-return capital spending is expected to be in the range of $15 - $18 million as compared to the prior guidance of $15 - $20 million

•	Depreciation and amortization is expected to be in the range of $43 - $45 million

•	Effective tax rate is expected to be in the range of 21% - 22% as compared to the prior guidance of 22% - 24%
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, August 2, 2018 at 5:00 p.m. Eastern Time to review second quarter 2018 financial results, discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company's website at www.continental-bp.com. To participate in the call, please dial (877) 407-0789 (domestic) or (201) 689-8562 (international). A replay of the conference call will be available through September 2, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the pass code number 13681324.
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures, and a discussion of why they are useful to investors.

Contact Information
Investor Relations:
Tel.: (703) 480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(in thousands, except share data and per share amounts)
Net sales	$139,268	$120,630	$256,070	$241,245
Costs, expenses and other income:
Cost of goods sold	98,263	89,817	184,879	179,441
Selling and administrative	10,445	9,193	19,869	18,497
Total costs and operating expenses	108,708	99,010	204,748	197,938
Operating income	30,560	21,620	51,322	43,307
Other expense, net	(87)	(135)	(227)	(779)
Interest expense, net	(2,694)	(3,062)	(5,414)	(5,978)
Income before (losses)/income from equity method investment and provision for income taxes	27,779	18,423	45,681	36,550
(Losses)/income from equity method investment	(391)	345	(755)	175
Income before provision for income taxes	27,388	18,768	44,926	36,725
Provision for income taxes	(5,493)	(6,370)	(9,385)	(12,100)
Net income	$21,895	$12,398	$35,541	$24,625

Net income per share:
Basic	$0.59	$0.32	$0.96	$0.63
Diluted	$0.59	$0.32	$0.95	$0.62
Weighted average shares outstanding:
Basic	36,879,774	39,125,571	37,154,750	39,349,674
Diluted	37,027,997	39,210,219	37,314,947	39,454,928

Continental Building Products, Inc.
Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$84,365	$72,521
Trade receivables, net	43,314	38,769
Inventories, net	27,662	24,882
Prepaid and other current assets	8,280	11,267
Total current assets	163,621	147,439
Property, plant and equipment, net	292,451	294,003
Customer relationships and other intangibles, net	66,284	70,807
Goodwill	119,945	119,945
Equity method investment	8,867	9,263
Debt issuance costs	387	477
Total Assets	$651,555	$641,934
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$30,437	$30,809
Accrued and other liabilities	10,259	11,940
Notes payable, current portion	1,685	1,702
Total current liabilities	42,381	44,451
Deferred taxes and other long-term liabilities	15,456	15,847
Notes payable, non-current portion	262,807	263,610
Total Liabilities	320,644	323,908
Shareholders' Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,413,204 and 44,321,776 shares issued and 36,748,879 and 37,532,959 shares outstanding as of June 30, 2018 and December 31, 2017, respectively	44	44
Additional paid-in capital	326,594	325,391
Less: Treasury stock	(167,919)	(143,357)
Accumulated other comprehensive loss	(1,946)	(2,649)
Accumulated earnings	174,138	138,597
Total Shareholders' Equity	330,911	318,026
Total Liabilities and Shareholders' Equity	$651,555	$641,934

Continental Building Products, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 30, 2018	June 30, 2017
	(in thousands)
Cash flows from operating activities:
Net income	$35,541	$24,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,386	23,760
Amortization of debt issuance costs and debt discount	629	586
Losses/(income) from equity method investment	755	(175)
Amortization of deferred gain on terminated swaps	(317)
Loss on debt extinguishment	—	686
Share-based compensation	1,611	1,479
Deferred taxes	—	92
Change in assets and liabilities:
Trade receivables	(4,647)	(4,942)
Inventories	(2,896)	(1,811)
Prepaid expenses and other current assets	4,369	984
Accounts payable	(2,078)	(564)
Accrued and other current liabilities	(955)	(2,038)
Other long-term liabilities	(622)	(188)
Net cash provided by operating activities	52,776	42,494
Cash flows from investing activities:
Capital expenditures	(13,006)	(8,070)
Software purchased or developed	(790)	(133)
Capital contributions to equity method investment	(438)	(647)
Distributions from equity method investment	78	214
Net cash used in investing activities	(14,156)	(8,636)
Cash flows from financing activities:
Proceeds from exercise of stock options	11	230
Tax withholdings on share-based compensation	(547)	(240)
Proceeds from debt refinancing	—	273,625
Disbursements for debt refinancing	—	(273,625)
Payments of financing costs	—	(649)
Principal payments for debt	(1,358)	(1,368)
Payments to repurchase common stock	(24,562)	(27,836)
Net cash used in financing activities	(26,456)	(29,863)
Effect of foreign exchange rates on cash and cash equivalents	(320)	316
Net change in cash and cash equivalents	11,844	4,311
Cash, beginning of period	72,521	51,536
Cash, end of period	$84,365	$55,847

Reconciliation of Non-GAAP Measures
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). This release presents EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company's operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company's operations and underlying operational performance. Furthermore, the Company's Board of Directors' compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company's financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(unaudited, in thousands)
Net income	$21,895	$12,398	$35,541	$24,625
Adjustments:
Other expense, net	87	135	227	779
Interest expense, net	2,694	3,062	5,414	5,978
Losses/(income) from equity method investment	391	(345)	755	(175)
Provision for income taxes	5,493	6,370	9,385	12,100
Depreciation and amortization	10,805	12,474	21,386	23,760
EBITDA - Non-GAAP measure	$41,365	$34,094	$72,708	$67,067
EBITDA Margin - EBITDA as a percentage of net sales - Non-GAAP measure	29.7%	28.3%	28.4%	27.8%

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP measure	$21,895	$12,398	$35,541	$24,625
Debt related expenses, net of tax (1)		—	—	454
Adjusted net income - Non-GAAP measure	$21,895	$12,398	$35,541	$25,079

Earnings per share - GAAP measure	$0.59	$0.32	$0.96	$0.63
Debt related expenses, net of tax (1)	—	—	—	0.01
Adjusted earnings per share - Non-GAAP measure	$0.59	$0.32	$0.96	$0.64

(1)	Expenses related to debt repricing activities are shown net of income tax benefit of $0.2 million.

Other Financial and Operating Data
	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(in thousands, except mill net)
Capital expenditures and software purchased or developed	$7,359	$2,843	$13,796	$8,203
Wallboard sales volume (million square feet)	722	647	1,337	1,297
Mill net sales price (1)	$153.88	$150.32	$152.83	$149.11

(1)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices
	For the Three Months Ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
Volumes (million square feet)	647	644	725	615	722
Mill net sales price (1)	$150.32	$144.90	$144.78	$151.60	$153.88

(1)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.